                                                                      EXHIBIT 12
                                 H&R BLOCK, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (AMOUNTS IN THOUSANDS)

                                                        2004           2003          2002        2001       2000
                                                     -----------   ------------   ----------   --------   --------
Pretax income before change in accounting principle  $ 1,164,157   $    987,077   $  716,840   $473,078   $412,266
                                                     ===========   ============   ==========   ========   ========
FIXED CHARGES:
     Interest expense                                     84,556         92,644      116,141    242,551    155,027
     Interest portion of net rent expense (a)             79,949         70,574       63,458     59,268     52,263
                                                     -----------   ------------   ----------   --------   --------
Total fixed charges                                      164,505        163,218      179,599    301,819    207,290
                                                     -----------   ------------   ----------   --------   --------
Earnings before income taxes and fixed charges       $ 1,328,662   $  1,150,295   $  896,439   $774,897   $619,556
                                                     ===========   ============   ==========   ========   ========
Ratio of earnings to fixed charges                           8.1            7.0          5.0        2.6        3.0
                                                     ===========   ============   ==========   ========   ========
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(a)   One-third of net rent expense is the portion deemed representative of the interest factor.